EXHIBIT 15

ACCOUNTANTS’ LETTER RE: UNAUDITED FINANCIAL INFORMATION

The Board of Directors and Stockholders

Sanderson Farms, Inc.

We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 33-67474 and Form S-8 No. 333-92412) pertaining to the Sanderson Farms, Inc. and Affiliates Stock Option Plan, the Registration Statements (Form S-8 No. 333-123099 and Form S-8 No. 333-172315) pertaining to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan, and the Registration Statement (Form S-3 No. 333-177162) of our report dated August 26, 2014 relating to the unaudited condensed consolidated interim financial statements of Sanderson Farms, Inc. that are included in its Form 10-Q for the quarter ended July 31, 2014.

/s/ Ernst and Young LLP

New Orleans, Louisiana

August 26, 2014